Exhibit 5.1

[LETTERHEAD OF CHRISTINE P. RICHARDS]

December 22, 2005

FedEx Corporation

942 South Shady Grove Road

Memphis, Tennessee 38120

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of FedEx Corporation, a Delaware corporation (“FedEx”), and am issuing this opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate 8,250,000 shares of FedEx common stock, par value $0.10 per share (the “Shares”), that may be issued from time to time pursuant to awards granted under the FedEx Corporation Incentive Stock Plan, as amended (the “Plan”).

I, or attorneys under my supervision, have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as I have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, I am of the opinion that the Shares being registered pursuant to the Registration Statement have been duly authorized for issuance by FedEx, and when issued in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan and the relevant award agreements, the Shares will be legally issued, fully paid and nonassessable.

I am a member of the Bar of the State of Tennessee and the foregoing opinion is limited to the laws of the State of Tennessee, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under “Item 5. Interests of Named Experts and Counsel” in the Registration Statement.  In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ CHRISTINE P. RICHARDS

Christine P. Richards
Executive Vice President,

General Counsel and Secretary